Securities Exchange Act of 1934 -- Form 8-K

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          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                       FORM 8-K



PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
                               1934


                        Date of Report :
                          May 1, 1997
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               CBL & ASSOCIATES PROPERTIES, INC.
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     (Exact name of registrant as specified in its charter)


Delaware                   1-12494                 62-1545718
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(State or other           (Commission            (IRS Employer
jurisdiction of            File Number)      Identification Number)
incorporation)


 One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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            (Address of principal executive offices)


      Registrant's telephone number, including area code:
                         (423) 855-0001
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Page 1 of 7


                CBL & ASSOCIATES PROPERTIES, INC.
                     Conference Call Outline
                           May 1, 1997
                            9:30 a.m.

          ----------------------------------------------


Revenue and Expense Sources

We would like to discuss the reasons for our increased funds from operations for the first quarter of 1997. Our FFO increased by 14.8% due to:


1. The six new shopping centers and one mall expansion opened over the last fifteen months; and

2. The acquisition of two properties, one of which was acquired in November 1996 and the other in the first quarter of 1997.


Our expenses increased by 18.3% for the first quarter of 1997 over the prior year primarily as a result of an increase in reimbursable expenses and depreciation associated with the addition of nine new development and acquisition centers opened during the last fifteen
months.   Our cost recovery ratio for the first quarter of 1997
decreased to 91.6% from 97.9% for first quarter 1996.   This was
due to an under accrual in 1995 of year-end billings which was reflected in the first quarter of 1996. Also, additional unrecoverable ground rent expense for St. Clair Square and Devonshire Place has been included in property operating expense. Our cost recovery ratio for the 1996 calendar year was 94.8%.


In the first quarter of 1997, the new properties added in the last fifteen months accounted for 100% of our FFO growth over the prior-year
period.   This increased contribution from new properties was
a result of our active development and acquisition program which outpaced continued consolidation among specialty retailers in our mall portfolio that occurred in 1996 and the lower cost recovery ratio that occurred in the first quarter of 1997.

We have observed that fewer of these consolidations have occurred in the first quarter and in light of recent announcements concerning the economy, retailing in general should continue to improve over the rest of the year.

Funds from Operations and Adjusted Funds from Operations

Our total funds from operations for the first quarter of 1997 on a fully converted basis were $17.4 million, or $.53 per share. We calculated our FFO in accordance with NAREIT's recommendation concerning finance costs and non-real estate depreciation.
However, we did not include outparcel sales or straightlined rents in our calculation. Although NAREIT allows us to include these items, we felt we should continue our conservative practice of calculating FFO. Had we included outparcel sales of $.09 per share and straightlined rents of $.02 per share, our FFO for the first quarter of 1997 would have increased by $.11 to $.64 per share.


Dividend Increase and Payout Ratio

As previously announced, the board of directors increased our quarterly dividend by 5.4% to $.4425 per share, which equates to an annualized dividend of $1.77 per share. Our annual dividend for 1996 was $1.68 per share. Our payout ratio for the first quarter of 1997 was 83.5% as compared to 84.0% over the prior-year period.

Capital Structure

As of March 31, 1997, our total consolidated and unconsolidated debt was $578.8 million, with a weighted average interest rate of 7.82% as compared to 8.66% as of March 31, 1996. This amount includes all properties under construction. Our debt to total market capitalization ratio was 41.4% based upon our stock price of $24.50 as of March 31, 1997. Our EBITDA to interest ratio increased to 3.08 for the first quarter of 1997 compared to 2.82 for 1996. Had we excluded gains on sales of real estate assets from EBITDA, the interest coverage ratio would have increased to
2.77 in the first quarter from 2.75 in 1996.

Our total fixed rate debt as of March 31, 1997 was $423.1 million, with a weighted average interest rate of 8.17% as compared to 8.79% as of March 31, 1996. Our total variable rate debt as of March 31, 1997 was $155.7 million, with a weighted average interest rate of 6.85% as compared to 7.65% as of March 31, 1996. Variable rate debt related to our projects under construction accounted for $88.4 million of the total. The interest on this construction debt is being capitalized to the projects. The remaining $67.3 million of variable rate debt was associated with operating properties. With $55.3 million of applied interest rate caps and swaps, we have $88.4 million of variable rate debt exposure on our construction properties and $12.0 million of exposure on our operating properties down from $84.5 million at year end.

During the first quarter, we closed on two fixed-rate loans totaling $127 million, a $52 million loan on Westgate Mall in Spartanburg, South Carolina, which refinanced our $40 million construction loan on the project and a $75 million loan on Hamilton Place in Chattanooga, Tennessee, which refinanced existing fixed rate debt at a savings of 225 basis points. The combined proceeds from these two loans reduced variable rate debt by approximately $61.5 million.

We also significantly reduced variable rate debt with an offering of 3 million shares in January which generated net proceeds of $74.5 million. Management purchased 55,000 shares in this offering
- a sign of our continued confidence in the company.

During the first quarter, we expanded our First Tennessee credit facility to $80 million. We also reduced the aggregate pricing on our total credit facilities of $175 million by 21 basis points to 123 basis points over LIBOR.

Capital Expenditures

Revenue Generating capital expenditures, or tenant allowances for improvements, for the first quarter of 1997 were $2.6 million which includes $1.0 million we had expected to spend in 1996. During
1997, we expect to spend approximately $6.0 million.

Revenue Enhancing capital expenditures, or remodeling and renovation costs, were $55,000 for the first quarter. During
1997, we expect to spend approximately $3.5 million for the remodeling of Foothills Mall and seven of our community centers.

Revenue Neutral capital expenditures, which are recovered from the tenants, were $160,000 for the first quarter.


Developments/Acquisitions - External Growth

During the first quarter, we opened The Terrace, a 156,000-square-foot associated center in Chattanooga, Tennessee and Massard
Crossing, a 291,000-square-foot community center in Fort Smith,
Arkansas and a freestanding Hannaford Food & Drug in Richmond,
Virginia.   Subsequent to the end of the quarter, we opened the
first phase of the 289,000-square-foot Salem Crossing in Virginia
Beach, Virginia. In March we also opened a new Dillard's department store and United Artists' 10-screen cinema at Twin Peaks Mall in Longmont, Colorado; and the addition of Dillard's to Frontier Mall in Cheyenne, Wyoming.

The projects under construction and scheduled to open in 1997 are:
Springhurst Towne Center, an 808,000-square-foot power center in Louisville, Kentucky scheduled to open in phases beginning in
August;   Cortlandt Town Center, a 773,000-square-foot power center
in Cortlandt, New York scheduled to open in phases beginning in September; a freestanding 44,000-square-foot Regal Cinemas in Virginia Beach, Virginia scheduled to open in September; Bonita Lakes Mall, a 631,000-square-foot regional mall in Meridian, Mississippi scheduled to open in October; Bonita Lakes Crossing, a 74,000-square-foot associated center in Meridian, Mississippi scheduled to open in October; and a 10,000-square-foot addition to Chester Square in Richmond, Virginia.

During the latter part of 1997, we also expect to start construction on the 1.0-million square-foot Arbor Place Mall in suburban Atlanta, Georgia and the 600,000-square-foot Sand Lakes
Corner in Orlando, Florida.

In January, we acquired Sutton Plaza, a 122,000-square-foot community center in Mt. Olive, New Jersey. Our largest acquisition to date was St. Clair Square, a 1.1-million-square-foot mall located in Fairview Heights, Illinois, a suburb of St. Louis, Missouri, which was acquired in November 1996. We plan to expand the A & P Store at Sutton Plaza and are in the process of re-merchandising
 St. Clair Square.

We will continue to be selective in our acquisitions and believe that there are several opportunities available in the current environment to complement our development program.


Occupancy/Leasing

As mentioned in our earnings release, our overall portfolio occupancy was 92.5% at March 31, 1997 as compared to 92.8% at March 31, 1996, with the new malls and stabilized malls showing the best increases.

Our associated center occupancy declined to 91.1% primarily due to the relocation of one of the anchors at Foothills Plaza to Foothills Mall in Maryville, Tennessee. Excluding this relocation, our associated center occupancy would have been 98.7% at March 31, 1997.

If you will recall, we finalized negotiations to convert Foothills Mall from a mortgage property to an owned property in the fourth quarter of 1996 by becoming a 95% partner in this center in exchange for extending the mortgage term for another five years. The preference return and cash flow support associated with this mortgage, which amounted to $263,000 in the first quarter of 1996, was eliminated. The anchor relocation from Foothills Plaza is part of our plan to increase the leasing and cash flows of this center through retenanting and remodeling.

During the first quarter, our results from renewal leasing compared to the base and percentage rent previously paid were as follows:


            Prior PSF      New PSF        New PSF      % Change    % Change
              Rent       Rent Initial     Rent-Avg.     Initial    Average
Malls       $17.87        $19.64          $19.95          9.9%       11.6%

Associated
Centers     $13.40        $14.69          $14.87          9.7%       11.0%

Community
Centers     $ 7.89        $ 7.97          $ 8.23          1.1%        4.3%



Another measure of the strength of our portfolio is a comparison of new and renewal leasing rates and square footage to the amount of fallout (tenants vacating) we had for the first quarter of 1997.

In the mall portfolio, we leased 119,000 square feet at an average rate of $20.69 per square foot compared to 58,000 square feet of fallout at an average rate of $9.25 per square foot.

In the associated centers, we leased 19,000 square feet at an average rate of $14.87 per square foot compared to 6,000 square feet of fallout at an average rate of $9.98 per square foot.

In the community centers, we leased 94,000 square feet at an average rate of $8.23 per square foot compared to 6,000 square feet of fallout at an average rate of $7.84 per square foot.


Sales

Mall shop sales in our stabilized malls, for those tenants who have reported, increased 3% on a comparable per square foot basis for the first quarter of 1997 as compared to the previous year.

Occupancy costs as a percentage of sales at our stabilized malls at March 31, 1997 increased to 14.6% compared to 14.3% at March 31, 1996. This increase is primarily due to the addition of St. Clair Square to our stabilized mall portfolio and the 6% increase in
average rents per square foot.   Occupancy costs are generally
higher in the first three quarters due to the seasonality of retail sales.

I would like to note that a transcript of my comments will be filed as a Form 8K and will be available upon request. I would now be happy to answer any questions you may have.

                            SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 CBL & ASSOCIATES PROPERTIES, INC.







                                            John N. Foy
                                        ----------------------
                                             John N. Foy
                                      Executive Vice President,
                                     Chief Financial Officer and
                                             Secretary
                                    (Authorized Officer of the
                                           Registrant,
                                 Principal Financial Officer and
                                 Principal Accounting Officer)



Date:   May 1, 1997


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